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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
RealNetworks, Inc.:


We consent to the use of our reports dated January 17, 2003, with respect to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related consolidated financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report covering the December 31, 2002, consolidated financial statements refers to a change in the method of accounting for goodwill and other intangible assets.



/s/ KPMG LLP

Seattle, Washington
September 10, 2003